PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B

Supplement dated March 4, 2020
to Prospectuses dated April 29, 2019

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information.

This Supplement contains information about the proposed merger of the Invesco V.I. Mid Cap Growth Fund - Series I. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.

Invesco V.I. Mid Cap Growth Fund - Series I - Merger:

As described below, on or about May 1, 2020 (the “Effective Date”), the Invesco V.I. Mid Cap Growth Fund - Series I (the “Target Portfolio”) will be merged into the Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund - Series I (the “Acquiring Portfolio”) as noted below, subject to approval by the shareholders of the Target Portfolio. All references to the Invesco V.I. Mid Cap Growth Fund - Series I in your Annuity Prospectus should be disregarded after the Effective Date.

Target Portfolio	Acquiring Portfolio
Invesco V.I. Mid Cap Growth Fund - Series I	Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund - Series I

On the Effective Date, the Target Portfolio will no longer be available under your annuity contract, and any Account Value allocated to the Sub- account investing in the Target Portfolio will be transferred to the Sub-account investing in the Acquiring Portfolio. This transfer will be made by replacing your contract’s units of the Sub-account investing in the Target Portfolio with units of the Sub-account investing in the Acquiring Portfolio based on the unit value of each Portfolio at the time of the merger.

Please note that you have the ability to transfer Account Value out of the Target Portfolio into an investment option available under your annuity contract any time prior to the Effective Date. Such transfers will be free of charge and will not count as one of your annual free transfers under your annuity contract. Also, for a period of 60 days after the Effective Date, any Account Value that was transferred to the Acquiring Portfolio as a result of the merger can be transferred into an investment option available under your annuity contract free of charge and will not count as one of your annual free transfers. It is important to note that any investment option into which you make your transfer will be subject to the transfer limitations described in your Prospectus. Please refer to your Prospectus for detailed information about investment options.

After the Effective Date, the Target Portfolio will no longer exist and, unless you instruct us otherwise, any outstanding instruction you have on file with us that designates the Target Portfolio will be deemed an instruction for the Acquiring Portfolio. This includes, but is not limited to, Systematic Withdrawals and Dollar Cost Averaging.

You may wish to consult with your financial professional to determine if your existing allocation instructions should be changed before or after the Effective Date.

Portfolio Closure
Following the close of business on May 1, 2020 (the “Closure Date”), the following variable sub-account available in your Variable Annuity will be closed to all Contract Owners except those Contract Owners who have contract value invested in the variable sub-account as of the Closure Date:

Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund – Series I

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Contract Owners who have contract value invested in this variable sub-account as of the Closure Date may continue to submit additional investments into the variable sub-account thereafter, although they will not be permitted to invest in the variable sub-account if they withdraw or otherwise transfer their entire contract value from the variable sub-account following the Closure Date. Contract Owners who do not have contract value invested in the variable sub-account before the Closure Date will not be permitted to invest in this variable sub-account thereafter.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

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